Exhibit 10.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECRITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STAR ALLIANCE INTERNATIONAL CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

10% FIXED CONVERTIBLE SECURED PROMISSORY NOTE

OF

STAR ALLIANCE INTERNATIONAL CORP.

Principal Sum: $400,000

Issue Date: March 28, 2022

Maturity Date: July 31, 2022

THIS NOTE is a duly authorized Fixed Convertible Secured Promissory Note of Star Alliance International Corp., a corporation duly organized and existing under the laws of the State of Nevada (“Company”), having its principal place of business located at 5743 Corsa Avenue, # 218, West Lake Village, CA 91362, and having 154,163,028 issued and outstanding shares of common stock, designated as Company’s 10% Fixed Convertible Secured Promissory Note, due and payable four months after the Issue Date defined below (“Maturity Date”), in the face amount of $400,000 (“Note”).

FOR VALUABLE CONSIDERATION, Company promises to pay to the order of Dominic Griego, an individual (“Holder”), residing at 2481 W. Dapple Gray Ct., Queen Creek, AZ 85142, or his assigns or successors, the sum of $400,000 (“Principal Sum”) and to pay interest on the unpaid principal balance thereof at the fixed rate of ten percent (10%) per annum ("Interest Rate") from the date of receipt of funds by Company from Holder in an amount equal to the Principal Sum ("Issue Date") until the same becomes due and payable, whether on the Maturity Date or upon acceleration or by prepayment or otherwise, as well as any incurred fees payable in accordance with the terms hereof, to the extent such Principal Sum, interest and fees have not been converted into Company’s common stock (“Common Stock”). Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

As part of this agreement, Richard Carey, Chairman of Company, will also transfer 4 million shares of common stock of Company from his own stock holding and deliver such shares to Holder within fifteen (15) days of the Issue Date.

All principal and accrued interest then outstanding shall be due and payable by Company to Holder on or before the Maturity Date. All payments shall be applied (a) first, to any amounts other than principal and accrued interest, if any, hereunder, (b) second, to interest, and then (c) third, to principal; and shall be credited to Company’s account on the date that such payment, if paid electronically, is confirmed by a Federal Reference Number or, if paid by check, is received by Holder.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of Company and will not impose personal liability upon Holder.

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Company hereby makes and delivers this Note in favor of Holder and agrees as follows:

I. SECURITY

1.    Collateral. As collateral security for the complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Company to Holder evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note and all reasonable attorneys’ fees, costs and expenses incurred by Holder in the collection or enforcement of the same (collectively, the "Obligations"), Company hereby pledges, assigns and grants to Holder a continuing security interest and lien in all of Company right, title and interest in and to the property, whether now owned or hereafter acquired by Company and whether now existing or hereafter coming into existence, including the proceeds of any disposition thereof, 0as defined in the Nevada Uniform Commercial Code - Secured Transactions (Nevada Revised Statutes ("NRS") 104.9101 et. seq.) as of the Issue Date of the Note, and as the same may be amended hereafter, described as:

All equipment at the Troy mine, as defined in NRS 104.9102(1)(gg).

As applicable, the terms of this Note with respect to Company granting of a security interest in the Collateral to Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code ("UCC"), with Company as the debtor and Holder as the secured party.

2.    Perfection of Holder’s Security Interest in the Collateral. Upon the execution and delivery of this Note, Company authorizes Holder to file such financing statements and other documents in such offices as shall be necessary or as Holder may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. Company agrees, upon Holder’s request, to take all such actions as shall be necessary or as Holder may reasonably request to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. Until all Obligations of Company are satisfied hereunder, Company shall cooperate fully with Holder in establishing and maintaining Holder’s perfection of Holder’s security interest in the Collateral, including notifying and keeping Holder apprised of any change in the location of any Collateral. Upon satisfaction of all of the Obligations hereunder by Company, Holder shall take all such actions as shall be necessary or as Company may reasonably request to remove the security interest on the Collateral.

3.    Priority of Holder’s Security Interest in the Collateral. Company hereby represents and warrants to Holder that the security interest granted hereby shall be a first priority lien on the Collateral and no prior or superior liens, security interests or encumbrances exist with respect to any part of the Collateral.

4.    Covenants of Company with regard to the Collateral. For so long as any Obligations remain outstanding:

a.	Company shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein, except in the ordinary course of its business;

b.	Company shall pay or cause to be paid promptly when due all taxes and assessments on the Collateral, unless disputed in good faith; and

c.	By the Issue Date, Company shall have notified Holder as to the current location of all of the Collateral, providing Holder with such information so that Holder may perfect and maintain the priority of its security interest therein.

5. Use of the Collateral. For so long as no Event of Default, as defined herein below, shall have occurred and be continuing under this Note, Company shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses, subject to the rights, remedies, powers and privileges of Holder under this Note, provided the use, possession or exercise of the Collateral does not otherwise constitute an Event of Default. Notwithstanding anything herein to the contrary, Company shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by Holder of any right, remedy, power or privilege in respect of this Note shall not release Company from any of its outstanding duties and obligations under such contracts and agreements; and Holder shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall Holder be obligated to perform any of the duties or obligations of Company under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

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II. CONVERSION

1. Optional Conversion. Subject to the terms herein, Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default to convert all or any portion of the outstanding Principal Sum, and accrued interest and fees due and payable, into fully paid and nonassessable shares of the Common Stock at the Conversion Price, defined below, provided, however, that in no event shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder of more than twenty-five percent (25%) of the outstanding shares of Common Stock. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

2. Conversion Price. The “Conversion Price” shall equal 50% multiplied by the Market Price, defined below (representing a discount rate of 50%).

3. Market Price. The “Market Price” means the lowest of the five (5) Trading Prices, as defined below, for the Common Stock during the five (5) trading day period ending one trading day prior to the date the Conversion Notice is received by Company from Holder (“Conversion Date”). The Conversion Notice may be delivered to Company by any method of Holder’s choice, including but not limited to email, facsimile, mail, overnight courier, personal delivery, and the like.

4. Trading Price. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”).

5. Ratification of Conversion Notice and Delivery of Shares. If no objection is delivered from Company to Holder regarding any variable or calculation of the Conversion Notice by the date following the Conversion Date, the Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Company shall deliver the shares from any conversion to Holder within fifteen (15) business days of the Conversion Date.

6. Conversion Delays. If Company fails to deliver shares within fifteen (15) business days of the Conversion Date, Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to Company (under Holder’s and Company’s expectations that any returned conversion amounts will tack back to the Issue Date of the Note). In addition, for each conversion, in the event that shares are not delivered by the fifteenth business day (inclusive of the day of conversion), a penalty of $500 per day will be assessed for each day after the fifteenth business day (inclusive of the day of the conversion) until share delivery is made. Such penalty will be added to the Principal Sum of the Note (under Holder’s and Company’s expectations that any penalty amounts will tack back to the original date of the Note).

7. Availability of Shares. At all times during which this Note is convertible, Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note (“Reserved Amount”). Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

8. Shorting and Hedging. Holder may not engage in any “shorting” or “hedging” transaction in the Common Stock of Company prior to conversion. Company acknowledges and agrees that upon delivery of a Conversion Notice by Holder, Holder immediately owns the shares of Common Stock described in the Conversion Notice and any sale of those shares issuable under such Conversion Notice would not be considered a short sale. Notwithstanding the above, Holder agrees that it will not sell any of its stock for a minimum of eighteen (18) months from the Conversion Date.

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III. DEFAULT

1. Events of Default. Any one of the following is an “Event of Default” under this Note:

a.	default in the due and punctual payment by Company of all or any part of any payment of interest or the Principal Sum as and when such amount or such part thereof shall become due and payable hereunder;

b.	any of the following actions by Company pursuant to or within the meaning of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors (collectively, the "Bankruptcy Law"): (i) commencement of a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (each, a "Custodian"), of it or for all or substantially all of its property, (iv) a general assignment for the benefit of its creditors, or (v) admission in writing of its inability to pay its debts as the same become due;

c.	entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that: (i) is for relief against Company in an involuntary case, (ii) appoints a Custodian of Company or for all or substantially all of the property of Company, or (iii) orders the liquidation of Company, and such order or decree remains uncontested for twenty days and in effect for sixty (60) days; or

d.	failure of Company, at any time, to maintain the Reserved Amount, as defined in Section II(6) above;

e.	delinquency by the Company in its filing requirements as a fully reporting Company registered with the SEC;

f.	failure of the Company to meet all requirements to satisfy the availability of Rule 144 to the Holder or its assigns including but not limited to timely fulfillment of its filing requirements as a fully reporting Company registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website;

g.	cessation of Company to be subject to the reporting requirements of the Exchange Act;

h.	failure on the part of Company duly to observe or perform in all material respects any of the covenants or agreements on the part of Company contained herein (other than those covered by clause (a) above) for a period of thirty (30) business days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that Company remedy the same, shall have been given by Holder by registered or certified mail, return receipt requested, to Company;

i.	any representation, warranty or statement of fact made by Company herein when made or deemed to have been made, false or misleading in any material respect; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by Company within a period of twenty (20) business days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that Company remedy same, shall have been given by Holder by registered or certified mail, return receipt requested;

j.	failure of Company to maintain quotation or listing of its Common Stock on the OTCBB or an equivalent replacement exchange for any period of thirty (30) days or longer; or

k.	suspension of Company from trading on any electronic quotation system upon which the Common Stock of Company may be quoted for any period of time.

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IV. REMEDIES

1. Remedies Upon Event of Default. Upon the occurrence of an Event of Default by Company under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.	Accelerate the time for payment of all amounts payable under this Note according to the following terms:

i.	At Holder’s election, the outstanding Principal Amount of this Note owing in respect thereof through the date of acceleration, shall become immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means fifty percent (50%) of the outstanding Principal Amount of this Note will be automatically added to the Principal Sum of the Note and tack back to the Issue Date for purposes of Rule 144.

ii.	Commencing fifteen (15) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, this Note shall accrue additional interest, in addition to the Note’s “guaranteed” interest, at a rate equal to the lesser of 14% per annum or the maximum rate permitted under applicable law.

iii.	In connection with such acceleration described herein, Holder need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

iv.	Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and Holder shall have all rights as a holder of the note until such time, if any, as Holder receives full payment pursuant to this section. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon.

v.	Nothing herein shall limit Holder's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

b.	Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code;

c.	Make such appearance and take such action as Holder deems necessary, in its sole discretion, to protect Holder interest, including, but not limited to, (i) entry upon Company property to make repairs to the Collateral and (ii) procurement of satisfactory insurance. Any amounts disbursed by Holder pursuant to this Section, with interest thereon, shall become additional indebtedness of Company secured by this Note and shall bear interest from the date of disbursement at the annual rate stated in this Note. Nothing contained in this Section shall require Holder to incur any expense or take any action;

d.

Require Company to assemble the Collateral and make it available to Company at the place to be designated by Holder which is reasonably convenient to both parties. Holder may sell all or any part of the Collateral as a whole or in part either by public auction, private sale, or other method of disposition. Holder may bid at any public sale on all or any portion of the Collateral. Unless the Collateral threatens to decline speedily in value, Holder shall give Company reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least fifteen (15) days before the time of the sale or other disposition shall be conclusively presumed to be reasonable; and

e.	Pursue any other rights or remedies available to Holder at law or in equity.

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V. MISCELLANEOUS

1. Assignability. Holder may not assign or transfer this Note to any transferee without Company’s prior written approval. This Note shall be binding upon Company and its successors and shall inure to the benefit of Holder and its successors and permitted assigns.

2. Amendments. This Note may not be modified or amended, or any of the provisions of this Note waived, except by written agreement of Company and Holder.

3. Governing Law, Jurisdiction, and Venue. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to any conflict of laws principals. Any action brought by Holder or Company against the other concerning the transactions contemplated by this Note shall be brought only in the State Courts of Nevada or in the Federal Courts located in Clark County, Nevada. Holder and Company hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Holder and Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.

4. Notices. Any notice required or permitted hereunder, including, but not limited to, a Conversion Notice, or any notice required or permitted to be given in the event of any action or proceeding by Holder against Company, must be in writing and shall be deemed to have been effectively delivered upon receipt if personally served, at the time of transmission if by email or fax, the next business day after being deposited with an overnight delivery service, or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail to Company at its last known attorney as set forth in its most recent SEC filing.

5. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorney fees and other costs and expenses incurred, in addition to any relief to which the prevailing party may be entitled.

6. Replacement of Note. Company covenants that upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it such as the posting of a bond, and upon surrender and cancellation of such Note, if mutilated, Company will make and deliver a new Note of like tenor.

7. Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

8. Piggyback Registration Rights. Company shall include on the next registration statement Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note.

9. Terms of Future Financings. So long as this Note is outstanding, Holder will be given a first right of refusal to provide additional financing, loans or equity purchases as long as the terms are equal to, or better than, the terms provided by another party. Holder will have three business days to make the decision to take the place of the new party.

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IN WITNESS WHEREOF, Company has caused this 10% Fixed Convertible Secured Promissory Note to be duly executed and delivered this 28th day of March 2022.

COMPANY

Star Alliance International Corp.

By: /s/ Richard Carey

This 10% Fixed Convertible Secured Promissory Note of March 28, 2022, is accepted this this 28th day of March 2022.

HOLDER

By: /s/ Dominic Griego

Dominic Griego

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